UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2008

Gulf Onshore, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

01-28911 (Commission File Number)	91-1869677 (IRS Employer Identification Number)

4310 Wiley Post Rd., Ste. 201, Addison, Texas 75001

Address of principal executive offices)

972-450-5995

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

Acquisition of Oil, Gas and Mineral Leases

On June 6, 2008, Gulf Onshore, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “ Agreement”) with K&D Equity Investments, Inc., a Texas corporation (“K&D”).  On June 10, 2008, the Company closed the Agreement and acquired, through its wholly-owned subsidiary, Curado Energy Resources, Inc., interests in ten (10) oil, gas and mineral leases (the “Leases”) located in Throckmorton Co. and Shackleford Co., Texas,  Net Revenue Interests (N.R.I.) in these leases, including wells already producing on the Leases, range from 75% to 84.76%.  The transaction was closed on June 10, 2008, with an effective date for purposes of Texas Railroad Commission reporting and oil and gas revenue receipts, effective June 1, 2008.

Gulf has paid K&D 10,000,000 shares of its $.001 par value common stock for the Leases.  K&D is currently the owner of 500,000 shares of the Company’s common stock, and its president, Jeffrey Joyce, is an officer of the Company.  K&D now owns approximately 88% of the Company’s issued and outstanding shares.

The Company closed the Agreement upon completion of lease assignment transfers but prior to delivery of a Fair Value/Reserve Report prepared by a qualified reservoir engineer in accordance with SEC Regulation S-X Part 210.4-10(a).  The Company has been advised that completion of the SEC-compliant report will take up to 60 days, and determined to rely on the preliminary report referenced in its June 3, 2008, press release.  There are no contingencies, re-sets or claw-backs due to the delay in obtaining the report; the transaction is closed.

The Company expects to have the Fair Value/Reserve Report completed so as to file it with its next Form 10-QSB in mid-August 2008.  In the interim, shareholders and prospective shareholders should note that the preliminary report is not SEC-compliant and any assumptions and conclusions therein, while deemed reliable by management, are subject to adjustments.

A copy of the Agreement with exhibits is attached hereto.

Acquisition of Lease Operator

On June 6, 2008, the Company entered into a Stock Purchase Agreement (“SPA”) with South Beach Live, Inc., a Florida corporation, to purchase 100% of the common shares of Curado Energy Resources, Inc., a Texas corporation (“Curado”).  The transaction was closed on June 10, 2008, simultaneous with Curado’s acquisition of the Leases from K&D.  Curado is registered with the Texas Railroad Commission as an oil and gas well operator, and is the operator for the Leases.  The Company has issued South Beach a convertible promissory note for $250,000, payable in 1 year at 10% interest.

A copy of the SPA and Promissory Note is attached hereto.

Item 3.02 Unregistered Sales of Equity Securities.

As referenced above, the Company acquired approximately 3,200 acres of oil, gas and mineral leases from K&D in exchange for 10,000,000 shares of newly-issued $.001 par value common stock.

On June 13, 2008, the Company issued 500,000 shares of its $.001 par value common stock to South Beach Live, Inc., a Florida corporation, pursuant to the terms of an October 4, 2007, Promissory Note.  Under the terms of the Note, the Company was released from $50,000 of the principal obligation under the Note in exchange for issuance of these shares.  Provisions of the Note are fully disclosed in the Company’s Form 10-KSB, filed on April 10, 2008.

Item 5.01 Changes in Control of Registrant.

As noted above, the Company issued 10,000,000 shares of its $.001 par value common stock to K&D in exchange for the Leases acquired through Curado; K&D’s president, Jeffrey Joyce, is an officer of the Company.  As a result of this transaction, K&D owns 10,500,000 shares of the Company’s common stock, comprising approximately 88% of the 11,327,261 total shares recorded as issued and outstanding.  There are no arrangements regarding K&D’s ownership subject to reporting under Regulation S-B Item 403(c).

Item 8.01 Other Events

On June 3, 2008, the Company issued a press release concerning its acquisition of the Leases.  A copy of the press release is attached as an exhibit hereto.

The Company has moved its offices.  The new address is 4310 Wiley Post Rd., Ste. 201, Addison, TX  75001.

Item 9.01 Financial Statements and Exhibits

The Company expects to file financial statements reflecting the Curado acquisition with its 2Q Form 10-SB, and in no event later than 71 days from the date of this initial report.

Exhibits

10.1	Material Contract (Asset Acquisition Agreement with exhibits)

10.2/21	Material Contract/Subsidiary (Security Purchase Agreement with Promissory Note)

99.1	Press Release

SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

June 15, 2008	Gulf Onshore, Inc.

/s/ Dean Elliot
Dean Elliot, Vice-President